Exhibit 3.6

CERTIFICATE OF ELIMINATION

OF

SERIES A REDEEMABLE PREFERRED STOCK

OF

UAP HOLDING CORP.

(Pursuant to Section 151(g) of the General Corporation

Law of the State of Delaware.)

UAP HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware (the “Company”), DOES HEREBY CERTIFY THAT, pursuant to authority conferred upon the board of directors of the Company (the “Board”) by the Certificate of Incorporation of the Company (as amended, restated and supplemented from time to time, the “Certificate of Incorporation”), the Board, pursuant to a unanimous written consent dated as of November     , 2004, adopted the following resolutions authorizing the elimination of the series of preferred stock of the Company previously designated as Series A Redeemable Preferred Stock, par value $0.001 (the “Series A Redeemable Preferred Stock”), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Bylaws of the Company:

RESOLVED, that no shares of the Company’s Series A Redeemable Preferred Stock are outstanding and that no shares of the Series A Redeemable Preferred Stock will be issued subject to the certificate of designations previously filed with respect to the Series A Redeemable Preferred Stock; and

FURTHER RESOLVED, that the officers of the Company be, and hereby are, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Sections 103 and Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s certificate of incorporation all matters set forth in the certificate of designations with respect to the Series A Redeemable Preferred Stock.

* * * * *

IN WITNESS WHEREOF, UAP Holding Corp. has caused this Certificate of Elimination of Series A Redeemable Preferred Stock to be executed by its duly authorized officer as of November     , 2004.

UAP HOLDING CORP.

By:
Name: Title: